Exhibit 4.1

PEPCO HOLDINGS LLC

TO

THE BANK OF NEW YORK MELLON

Trustee

First Supplemental Indenture

(Supplemental to the Indenture (For Unsecured Debt Securities),

dated as of September 6, 2002)

Dated as of March 23, 2016

FIRST SUPPLEMENTAL INDENTURE, dated as of March 23, 2016, between PEPCO HOLDINGS LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal office at 701 Ninth Street, N.W., Washington, D.C. 20068 (herein called “PHI LLC”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, Pepco Holdings, Inc., a corporation organized under the laws of the State of Delaware (“PHI Inc.”), has heretofore executed and delivered to the Trustee an Indenture (For Unsecured Debt Securities), dated as of September 6, 2002 (the “Indenture”), providing for the issuance from time to time of PHI Inc.’s unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, on March 23, 2016, PHI Inc. became a subsidiary of Exelon Corporation (“Exelon”), pursuant to a merger (the “Merger”) effected in accordance with an Amended and Restated Agreement and Plan of Merger, dated July 18, 2014, by and among PHI Inc., Exelon, and Purple Acquisition Corp. (the “Merger Agreement”);

WHEREAS, following the consummation of the Merger, on March 23, 2016 (the “Conversion Effective Date”) PHI Inc. was converted from a corporation to a limited liability company pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “Conversion”);

WHEREAS, Section 1101 of the Indenture prohibits PHI Inc. from consolidating with, merging into or conveying or otherwise transferring its properties and assets to any person unless the following conditions are satisfied: (i) the person formed by the consolidation, into which PHI Inc. merges or to which PHI Inc. transfers its property and assets is organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and assumes by supplemental indenture the payment of principal, and premium, if any, and interest on all debt securities outstanding under the Indenture; (ii) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, has occurred and is continuing, and (iii) PHI Inc. delivers to the Trustee an opinion of counsel and an officer’s certificate, each stating that the Conversion complies with the terms of the Indenture and that all of the conditions precedent as set forth in the Indenture with respect to the transaction have been complied with;

WHEREAS, PHI Inc. has determined that the Conversion is a transaction within the scope of Section 1101 of the Indenture and is permitted by Section 1101 if the conditions precedent set forth therein are satisfied;

WHEREAS, Section 1201(a) of the Indenture permits supplemental indentures to be entered into without the consent of any holders of Outstanding Securities (as defined in the Indenture) to evidence the succession of another person to PHI Inc. and the assumption by any such successor of the covenants of PHI Inc. in the Indenture;

WHEREAS, in connection with the Conversion, PHI LLC desires to execute and deliver this First Supplemental Indenture in accordance with Sections 1101 and 1201(a) of the Indenture, and by this First Supplemental Indenture to amend and supplement the Indenture in certain respects to evidence the succession of PHI LLC to PHI Inc. and the express assumption by PHI LLC of the covenants of PHI Inc. in the Indenture and contained in the Outstanding Securities;

WHEREAS, PHI LLC has requested that the Trustee join with it in the execution and delivery of this First Supplemental Indenture, and pursuant to Section 1201(a) of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of PHI LLC, in accordance with its terms, have been complied with, done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, agreements and obligations set forth herein, it is mutually agreed, for the equal and proportionate benefit of all holders of Outstanding Securities, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 1.1    Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

SECTION 1.2    General References.

The words “herein” and “hereof” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE TWO

AMENDMENTS

SECTION 2.1    Conversion.

Pursuant to, and in compliance and accordance with, Section 1101 of the Indenture, as of the Conversion Effective Date, PHI LLC expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all Outstanding Securities, according to their tenor, and the performance of every covenant in this Indenture to be performed or observed by PHI Inc.

SECTION 2.2    Successor Substituted.

Pursuant to Section 1102 of the Indenture, at the Conversion Effective Date, PHI LLC shall succeed to and be substituted for PHI Inc., with the same effect as if it had been named in the Indenture as the party of the first part.

SECTION 2.3    Representations of PHI LLC.

PHI LLC represents and warrants that (a) it is a limited liability company duly organized and validly existing under the laws of the State of Delaware, (b) it is the surviving entity of the Conversion and (iii) immediately after giving effect to the Conversion, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1    Effectiveness of First Supplemental Indenture

This First Supplemental Indenture shall be effective upon the execution and delivery hereof by PHI LLC and the Trustee.

SECTION 3.2    Relationship to Existing Indenture.

The First Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. Except as specifically amended and supplemented by this First Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed, and the Indenture and this First Supplemental Indenture shall together constitute one and the same instrument.

SECTION 3.3    Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Indenture to the substantive law of another jurisdiction.

SECTION 3.4    Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.5    Trust Indenture Act.

This First Supplemental Indenture shall conform to the requirements of the Trust Indenture Act as currently in effect. If any provision of this First Supplemental Indenture limits,

qualifies, or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control.

SECTION 3.6    Acceptance by Trustee; Trustee Not Responsible for Recitals.

The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals contained herein, all of which recitals are made solely by PHI LLC, or for or with respect to (a) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (b) the due authorization hereof by PHI LLC by corporate action or otherwise, or (c) the due execution hereof by PHI LLC, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

PEPCO HOLDINGS LLC

By:
	Name:	David M. Velazquez
	Title:	President and Chief Operating Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: